Proforma Balance Sheet

March 31, 2022

	Adjustments
	Colambda, Technologies, Inc.	Emissions Zero Module, LLC (Consolidated)	DR	CR	Pro Forma
ASSETS
Current assets:
Cash	-	784,016	-	-	784,016
Accounts receivable	-	1,539,919	-	-	1,539,919
Due From NCRE	-	73,106	-	73,106	-
Prepaid expenses	-	27,000	-	-	27,000
Subscription Receivable	-	15,000	-	-	15,000
Other Current Assets	-	700	-	-	700
Right of Use Asset	-	70,540	-	-	70,540
Total current assets	-	2,510,280			2,437,175

Fixed Assets
Furniture and Equipment	-	46,000	-	-	46,000
Total Fixed Assets	-	46,000	-	-	46,000
Less Accumulated Depreciation	-	(7,400)	-	-	(7,400)
Net Fixed Assets	-	38,600	-	-	38,600

Total assets	-	2,548,880	-	73,106	2,475,775

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	14,784	2,605	-	-	17,389
Note Payable	73,106	-	73,106	-	-
Advances From Stockholders	184,227	-	-	-	184,227
Accrued Interest	16,509	-	-	-	16,509
Convertible Notes Payable	16,122	-	-	-	16,122
Acquisition Payable		240,000	-	-	240,000
Notes payable	-	1,215,000	1,215,000	-	-
Accrued interest	-	96,159	-	-	96,159
Payroll Liabilities		481,602	-	-	481,602
Total current liabilities	304,748	2,035,366	1,288,106	-	1,052,008

Long-term liabilities:
Acquisition Payable	-	334,888	-	-	334,888
Long Term Lease Liability	-	71,192	-	-	71,192
Total long-term liabilities	-	406,081	-	-	406,081

Total liabilities	304,748	2,441,447	1,228,106	-	1,458,089

STOCKHOLDERS' EQUITY

Common Stock	12,482	167,158	56,462	-	123,178
Additional paid in capital	1,760,158	513,499	794,706	-	1,478,951
Accumulated Deficit	(2,077,388)	(573,224)		2,066,168	(584,444)
Total stockholders' equity/(deficit)	(304,748)	107,433	851,168	2,066,168	1,017,685
Total liabilities and stockholders' equity	-	2,548,880	2,139,274	2,139,274	2,475,775

Proforma Statement of Operations

March 31, 2022

	Colambda Technologies	Emissions Zero Module (Consolidated)	Pro Forma
	Three Months	Three Months	Three Months
	March 31	March 31	March 31
	2022	2022	2022

Sales	$-	$3,802,402	$3,802,402
Cost of Sales	-	3,433,382	3,433,382

Gross profit	-	369,020	369,020

General and administrative expenses:
Salaries	-	105,711	105,711
Depreciation and Amortization	-	2,300	2,300
Legal and professional fees	10,393	80,309	90,702
Marketing and Advertising	-	3,464	3,464
Acquisition Expense	-	-	-
Research and Development	-	4,741	4,741
Taxes	-	4,240	4,240
Other general and administrative	429	193,912	194,341
Total operating expenses	10,822	394,678	405,500
(Loss) from operations	(10,822)	(25,658)	(36,480)

Other income (expense):
Interest income	-	-	-
Forgiven debt	-	-	-
Interest (expense)	(398)	(35,507)	(35,905)
(Loss) before taxes	(11,220)	(61,165)	(72,385)

Provision (credit) for taxes on income	-	-	-
Net (loss)	$(11,220)	$(61,165)	$(72,385)

Basic earnings (loss) per common share	$(0.00)	$-	$(0.00)

Weighted average number of shares outstanding	123,176,724	-	123,176,724